SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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TUPPERWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Corporation to be held on Wednesday, May 12, 2004, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to vote telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings

Chairman and Chief Executive Officer

March 25, 2004

Tupperware Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2004 annual meeting of shareholders of Tupperware Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 12, 2004, at 1:00 p.m. to consider and vote upon:

1.	The election of one director for the term expiring at the 2005 annual meeting of shareholders and of four directors for the term expiring at the 2007 annual meeting of shareholders;

2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 25, 2004; and

3.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or vote your shares telephonically or electronically, as is contemplated by the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk

Senior Vice President,

General Counsel and Secretary

March 25, 2004

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 12, 2004, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 25, 2004.

Voting at the Meeting

The Board has fixed the close of business on March 15, 2004 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 58,536,044 shares of the Company’s common stock, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

The Company’s By-Laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors. Abstentions are not treated as votes cast for purposes of the election of directors or the approval of independent auditors. Broker non-votes are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

1. Election of Directors

Board of Directors

The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. All of the nominees are currently directors of the Company. The Board has nominated Robert J. Murray for election as a director at this meeting for a term expiring in 2005, at which time he is expected to be renominated by the Board for election by shareholders for a three-year term. His candidacy was recommended by another non-management director of the Company. The Board has nominated four directors for re-election at this meeting, each for a term expiring in 2007. They are Rita Bornstein, E.V. Goings, Joyce M. Roché and M. Anne Szostak.

Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

Nominee for Election as Director for the Term Expiring in 2005:

ROBERT J. MURRAY, Chairman of New England Business Service, Inc., a business services company, since December 1995. Mr. Murray concurrently held the position of Chief Executive Officer in that company until he retired from that role in January 2004. Mr. Murray serves as a director of New England Business Service, Inc, Allmerica Financial Corporation, Delhaize Group and LaJack Corporation. Term expires 2005. Age 62. First elected by the Board of Directors: 2004

Nominees for Election as Directors for the Term Expiring in 2007:

RITA BORNSTEIN, Ph.D., President of Rollins College, an independent comprehensive liberal arts college with campuses in Winter Park and Melbourne, Florida, since 1990. Term expires 2004. Age 68. First elected: 1997.

E. V. GOINGS, Chairman and Chief Executive Officer since October 1997. Mr. Goings serves as a director of SunTrust Bank of Central Florida, N.A., Circuit City Stores, Inc. and R.J. Reynolds Tobacco Holdings, Inc. Term expires: 2004. Age 58. First elected: 1996.

JOYCE M. ROCHÉ, President and Chief Executive Officer of Girls Incorporated, a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold since September 2000. Prior thereto, she was an independent consultant since September 1998. Ms. Roché serves as a director of SBC Communications, Inc., May Department Stores Company and Anheuser-Busch Companies. Term expires 2004. Age 56. First elected: 1998.

M. ANNE SZOSTAK, Executive Vice President and Corporate Director of Human Resources of FleetBoston Financial Corporation, a diversified financial services company, since October 1998. In addition, Ms. Szostak served as Chief Executive Officer of Fleet Bank of Rhode Island, a unit of FleetBoston Financial Corporation, from October, 2001 to January 2004. Ms. Szostak serves as a director of New England Business Service, Inc. Term expires 2004. Age 53. First elected: 2000.

Directors Continuing in Office:

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Incorporated (AFLAC), an insurance and financial services firm, since 2001 and prior thereto as Executive Vice President and Chief Financial Officer of AFLAC, Inc. Mr. Cloninger also serves as a director of AFLAC, Inc. Term expires 2006. Age 56. First elected: 2003.

CLIFFORD J. GRUM, Retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging, bleached paperboard, building products and financial services. Mr. Grum also serves as Deputy Chairman of Cooper Industries, Inc., a diversified manufacturer of electrical products, tools and hardware, since January, 2004. Mr. Grum serves as a director of Cooper Industries, Inc. and Trinity Industries, Inc. Term expires 2005. Age 69. First elected: 1996.

JOE R. LEE, Chairman and Chief Executive Officer of Darden Restaurants, Inc., which owns and operates casual dining restaurants, since May 1995. Mr. Lee serves as a director of Darden Restaurants, Inc. and SunTrust Bank of Central Florida, N.A. Term expires 2006. Age 63. First elected: 1996.

BOB MARBUT, Founder, Chairman and CEO of SecTec GLOBAL, Inc., a communications security company, since 2003. Prior to 2003 he was Chairman of Hearst-Argyle Television, Inc. since January 1, 2001, after serving as Chairman and Co-Chief Executive Officer at that company from August 1997. Mr. Marbut serves as a director of Argyle Communications, Inc., Hearst-Argyle Television, Inc., and Valero Energy Corporation. Term expires 2006. Age 68. First elected: 1996.

ANGEL R. MARTINEZ, President and Chief Executive Officer of Keen LLC, an outdoor footwear manufacturer, since April 2003, after serving as an independent consultant since June 2001. Prior thereto he served as Executive Vice President and Chief Marketing Officer of Reebok International Ltd. Term expires 2005. Age 48. First elected: 1998.

DAVID R. PARKER, Managing Director of The Archstone Partnerships, a leading fund of funds manager, since January 2003. Prior to this he was Managing Partner of Interprise Technology Partners, L.P., a technology and Internet-focused venture capital firm, since January 1999. Mr. Parker serves as a director of Spherion Corporation. Term expires 2006. Age 60. First elected: 1997.

Board Committees

The Audit and Corporate Responsibility Committee, which held four meetings in 2003, reviews the scope and results of the audit by the independent auditors, evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending the audited annual financial statements for inclusion in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Committee also monitors the Company’s relationships with and support of various outside interests, including the communities within which it operates; and reviews the Company’s adherence to both the spirit and letter of relevant laws. Members of this Committee are Mr. Grum (Chairperson), Dr. Bornstein, Ms. Roché and Messrs. Cloninger and Murray. All such members are independent in accordance with New York Stock Exchange listing standards and at least one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

The Compensation and Governance Committee, which held five meetings in 2003, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee will evaluate and determine the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee will conduct a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board of Directors. After compiling background material on potential nominee candidates, management will provide an analysis against Committee-established criteria and promising candidates will be interviewed by management and non-management directors, including the chairpersons of the board committees. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, concerns over independence and possession of financial expertise. If a third-party search firm is paid a fee for a search it will identify potential candidates, meet with appropriate members of management to clarify issues and requirements, communicate with candidates, arrange for interviews with management and directors, and prepare materials for consideration by the Committee. The Committee also will consider recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. The Compensation and Governance Committee also evaluates the performance of and makes compensation recommendations to the Board for senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under the management incentive plans, appoints members of senior management to have responsibility for the design and administration of employee benefit plans and reviews employee benefit plan investment performance and policies. Members of this Committee are Mr. Marbut (Chairperson), Ms. Szostak and Messrs. Lee, Martinez and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards. Ms. Szostak is replacing Mr. Marbut as Chairperson of this Committee, who will continue to serve on the Committee.

The Executive Committee, which did not meet in 2003, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Messrs. Goings (Chairperson), Grum, Lee and Marbut.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings and nine committee meetings held in 2003. No director attended fewer than 75 percent of the aggregate of Board meetings and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company’s website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. With the exception of one director, all directors attended the Annual Meeting of Shareholders in 2003.

Corporate Governance

The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. These corporate governance documents may be viewed by accessing the Company’s website at www.Tupperware.com. Copies of these documents may be obtained by a request in writing to the Corporate Secretary’s Department, Tupperware Corporation, P.O. Box 2353, Orlando, Florida 32802-2353. In addition, because it has been modified to incorporate New York Stock Exchange—required provisions, the Audit and Corporate Responsibility Committee’s charter is appended hereto as Appendix A. The Company will, to the extent required by law, disclose on its website if and when there are any waivers of or amendments to its code of conduct or code of ethics.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit and Corporate Responsibility Committee of the Board of Directors, who will then determine whether such communication shall be distributed to all non-management directors, make such distribution, if so determined, and oversee any reaction to such communications by the Board of Directors, if appropriate. Instructions are located at Tupperware.com\Investor Relations\Corporate Governance\Code of Conduct or Contact the Board. These procedures allow for such communications to be confidential, and if desired, anonymous.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Board of Directors has determined that the presiding director of such sessions shall be the chairperson of the Compensation and Governance Committee of the Board of Directors.

The Board of Directors has affirmatively determined that each non-management member of the Board has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors has adopted a standard which permits a relationship to exist in which the annual financial amount involved in the relationship does not exceed the greater of $1 million or two percent of the consolidated gross revenue of the Company or the organization with whom the non-management director is affiliated, whichever is lower. Any such permitted relationship shall be deemed immaterial and shall not constitute a conflict of interest preventing a director’s independence.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned by each of the directors, by each of the executive officers named in the Summary Compensation Table and by all directors and all executive officers of the Company as a group on March 15, 2004, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 2.64 percent. Directors and officers as a group own 6.61 percent.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 15(1)	Restricted Stock(2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Rita Bornstein	5,667	0	20,238	0	0	25,905
Kriss Cloninger III	7,165	0	8,238	0	0	15,403
R. Glenn Drake	40,041	0	92,699	11,000	23,786	167,526
E.V. Goings	305,360	400,000	825,755	12,000	1,877	1,544,992
Clifford J. Grum	14,004	23,000	35,055	0	0	72,059
David T. Halversen	23,300	0	106,994	6,000	6,273	142,567
Joe R. Lee	19,380	0	23,238	0	0	42,618
Bob Marbut	24,737	0	26,886	0	0	51,623
Angel R. Martinez	1,183	2,697	13,238	0	0	17,118
Robert J. Murray	4,000	0	4,477	0	0	8,477
David R. Parker	12,022	0	22,238	0	0	34,260
Michael S. Poteshman	9,400	0	57,928	4,000	1,726	73,054
Joyce M. Roché	7,198	0	13,858	0	0	21,056
Christian E. Skröder	59,700	0	312,710	2,000	0	374,410
M. Anne Szostak	5,554	0	13,238	0	0	18,792

Subtotal	538,711	425,697	1,576,790	35,000	33,662	2,609,860

All directors and executive officers as a group (27) (including the named individuals above)	738,186	439,090	2,518,619	72,000	99,953	3,867,848

(1)	Includes stock options granted under the Company’s 1996, 2000 and 2002 Incentive Plans and the Director Stock Plan. It also includes the 4,000 shares to be subject to stock options that will be granted automatically to each Director on 5/12/2004 from the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of cash fees under the Director Stock Plan at the end of the first quarter.
(2)	Sole voting and no investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	6,793,384	(1)	11.6

Vorwerk & Co. KG Muhlenweg 17-37 42275 Wuppertal Germany	6,343,900	(2)	10.9

(1)	As of January 31, 2004, Barclays Global Investors indirectly held 6,793,384 shares of Tupperware Corporation common stock, with sole voting and dispositive power with respect to such shares. The entities comprising the Barclays Global Investors group and their respective ownership amounts, which include sole voting and dispositive power, are: Barclays Global Investors, NA (5,508,222 shares); Barclays Global Fund Advisors (644,428 shares); Barclays Global Investors, Ltd (608,694 shares); and Barclays Capital Securities Limited (32,040 shares).
(2)	As of December 31, 2003, Vorwerk & Co. KG, through Vorwerk & Co. Beteiligungsgesellschaft mbH, all of the voting rights of which are held by August Mittelsten Scheid & Soehne Gesellschaft mit beschränkter Haftung, all the voting rights of which are held by Vorwerk & Co. KG, a German limited partnership, held 6,343,900 shares of Tupperware Corporation common stock, with sole voting power to vote and dispositive power, directly or indirectly, with respect to all of such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For its 2003 fiscal year, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

INDEBTEDNESS OF MANAGEMENT

E. V. Goings, the Company’s Chairman and Chief Executive Officer, was indebted to the Company at the end of 2003 in the amount of $7,483,360 as a consequence of a loan from a subsidiary of the Company. The Company loaned $7.65 million to Mr. Goings in 1998 to enable him to purchase 400,000 shares of the common stock of the Company. The shares were purchased in 1998 and are pledged to secure the repayment of the loan, which is non-interest bearing and non-recourse to Mr. Goings. Mr. Goings may prepay the loan in whole or in part and receive a pro rata release of the shares which secure the loan, based on the amount of the loan outstanding compared with the original amount of the loan. Ten percent of any annual bonus awards payable to Mr. Goings must be used to reduce the balance of the loan. The loan matures on November 12, 2006. An additional amount of indebtedness of Mr. Goings is described in the following paragraph.

In October 2000, a subsidiary of the Company adopted the Management Stock Purchase Plan, pursuant to which and since such time such subsidiary has loaned a total of approximately $13.2 million to current employees and of such amount $8.0 million has been loaned to thirteen executive officers of the Company. The loans bear interest at various rates of interest ranging from 5.21 to 5.96 percent per annum, are recourse to the borrowers and mature over an eight-year period from their origination. The proceeds of the loans were used to purchase shares of common stock of the Company, which are pledged to secure the repayment of the loans. The outstanding principal amounts of indebtedness under the loan program for each executive officer as of December 27, 2003 were as follows: Judy B. Curry, $66,912; R. Glenn Drake, $638,115; Lillian D. Garcia, $368,834;

E. V. Goings, $3,122,033; Josef Hajek, $229,073; David T. Halversen, $359,490; C. Morgan Hare, $410,074; Michael S. Poteshman, $153,409; Anne E. Naylor, $71,808; Gaylin L. Olson, $706,660; Thomas M. Roehlk, $450,434; Christian E. Skroeder, $1,000,500; and José Timmerman, $460,226. Except for Mr. Goings, such amounts also represent the largest aggregate amounts of indebtedness by such executive officer at any time during 2003. The largest aggregate amount of indebtedness by Mr. Goings at any time during 2003 was $10,605,393.

The purpose of all of the foregoing loan transactions was to enable the borrowers to substantially increase their ownership in the common stock of the Company and to serve as an incentive for performance to increase shareholder value. Based upon the provisions of the Sarbanes-Oxley Act of 2002, no further loans under this plan will be permitted.

REPORT OF THE AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit and Corporate Responsibility Committee (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company for the year 2003, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards 61. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures required by the Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committee) and has discussed with that firm the independent auditor’s independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2003 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2003.

Audit and Corporate Responsibility Committee

Clifford J. Grum, Chairperson

Dr. Rita Bornstein

Kriss Cloninger III

Robert J. Murray

Joyce M. Roché

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation and Governance Committee (under this heading, the “Committee”) is responsible for the establishment, oversight and administration of executive compensation, management incentive plans and stock-based incentive plans. It appoints members of senior management to have authority over the design and administration of other employee benefit plans.

Executive Compensation Philosophy

The executive compensation program is designed to achieve two principal objectives. First, the program is intended to be fully competitive to enable the Company to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders such that a significant portion of each executive’s compensation varies with Company performance.

The Committee’s philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual cash incentive compensation and equity compensation.

The Committee assesses compensation competitiveness by referring annually to a variety of compensation survey data furnished by prominent international consulting firms. The data include market values (medians and/or averages) for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with which the Company may compete for executive talent. In addition, the Committee refers to benchmarks of total compensation for the Company’s most senior executives, derived from a group of consumer products companies whose businesses are felt to be similar to the Company’s. The companies whose data are represented in these various surveys include companies of varying performance levels, and are many of the same companies that comprise the comparator group indices in the Performance Graph included in this proxy statement.

Based on studies supplied by an independent consultant, the Committee believes that the Company’s compensation program for the Named Officers, as defined below, has the following characteristics that serve to align executive interest with long-term shareholder value creation:

•	Emphasizes “at risk” pay such as annual cash incentives and stock options.

•	Emphasizes long-term compensation in the form of various equity programs.

•	Provides rewards based primarily on financial results and only secondarily on individual performance against individual objectives.

Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company’s executive compensation programs have been structured to comply with Section 162(m). The actions of the Committee regarding the compensation paid, or to be paid, to executive management have also complied with Section 162(m); however, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment or Committee action is consistent with the overall best interests of the Company and its shareholders.

Annual Salaries

Salary ranges governing executives, including the Chief Executive Officer (the “CEO”) and the other four most highly compensated executive officers of the Company (under this heading, the “Named Officers”), are established annually based on the competitive data described earlier. Within those ranges, individual salaries vary based upon the individual’s work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly hired executives are determined at time of hire taking into account the above factors other than tenure. Under the Company’s general compensation policy, salary increase consideration is conducted at 12 month intervals.

Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

Incentives

One part of the Company’s leveraged incentive system is the cash incentive program. This incentive program for executives is based on financial performance and is designed to promote the annual and longer-term objectives of the organization. Participants include the CEO, the other Named Officers, and other management employees whose contributions influence results. The target annual incentive opportunities of the CEO and the other Named Officers are subject to Committee review and approval annually and are established as a percentage of salary based on job level, impact on results and the competitive data referred to previously. The CEO’s and the other Named Officers’ targets range from 45-100 percent of annual salary, and awards based on financial performance range from 0-300 percent of target. Financial goals are subject to review and approval by the Committee at the beginning of each year. For 2003, the financial measure for executive level incentives was net income after tax.

In 2003, the Company introduced a long-term cash incentive in the form of a performance share program based upon achievement of Company financial performance, which is designed both to promote the long-term objectives of the organization and to serve as a retention incentive. Participants include the CEO and other Named Officers as well as selected executives who are in a position to make substantial contributions to the accomplishment of the long-term financial objectives of the Company. Financial objectives are based upon three-year cumulative earnings per share and three-year cumulative free cash flow. Every year begins a new three-year measurement period. The amount of potential bonus awards under the performance share program is based upon a fixed number of shares dependent upon the level of the participant. Participants in this program receive a reduced annual stock option grant from what would otherwise be granted absent such participation.

The CEO and one other senior officer received incentive compensation in 2003 based upon the completion of performance goals relating to real estate development. This incentive program continues in 2004 and beyond for such senior officer and the CEO, and compensation levels will be based upon the amount of proceeds from completed sales.

For all incentive programs, the Committee verifies the actual performance achieved as a precondition to approving awards and reserves the right to reduce any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring events, capital gains and losses or changes in capital structure of the Company. The Committee’s discretion generally is limited to reducing or withholding awards. Performance targets are established so as to include or exclude the effects of transactions or events, such that the Committee can effectively modify awards through the use of “negative discretion.”

Restricted Stock

In 2003 the Company made a grant of restricted stock to the CEO and the other Named Officers, and to select key employees having strategic impact on revenue generation, product, staffing, technology, pricing, controls, investment or policy matters. The main purpose was to provide motivation and retention incentive. The amount of restricted stock was based upon a fixed number of shares dependent upon the level of the participant.

Participants in this program received a reduced annual stock option grant from what would otherwise have been granted absent such participation.

Stock Options

The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of other shareholders. Additionally, because options are generally subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Company has guidelines regarding the accumulation of designated levels of Company stock over time by officers, and the exercise of options provide one way by which officers can meet the guidelines. Stock options are generally granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on revenue generation, product, staffing, technology, pricing, controls, investment or policy matters. The aggregate number of options granted, as well as each individual grant to the CEO and the other Named Officers, contain option exercise prices at least equal to the fair market value on the date of grant. The size of the annual 2003 stock option grant for the executive officers as a group is less than the median of the competitive norms, due to the group’s participation in other incentive programs discussed above.

Corporate Performance & CEO Pay

Performance in 2003 resulted in net income of $47.9 million. This represented a 47 percent decrease from 2002 net income of $90.1 million.

In 2003 Mr. Goings’ salary was $900,000, and he did not receive a salary increase. Mr. Goings’ incentive bonus target remained the same at 100% of base salary in 2003. Based on a comparison of Mr. Goings’ total compensation package (salary, incentives at target, stock options, benefits and perquisites) with the total compensation packages of the CEOs in benchmark companies referred to previously, Mr. Goings’ total compensation opportunity at target incentive achievement is at the market median. In 2003 Mr. Goings’ received a real estate incentive payout of $57,943 and a discretionary bonus payout of $225,000 for achieving individual objectives set by the Board.

The Committee granted an option to Mr. Goings to purchase 75,700 shares of the Company’s common stock and 12,000 shares of restricted stock under the Company’s annual stock incentive program. In addition, the Committee also issued 40,000 share units under the Performance Share Program.

The Committee also provided Mr. Goings with a Supplemental Executive Retirement Plan under which it is estimated that Mr. Goings will receive an annual benefit of $525,253 at age 65 after offsetting other company benefits.

Compensation and Governance Committee
Bob Marbut, Chairperson
Joe R. Lee
Angel R. Martinez
David R. Parker
M. Anne Szostak

PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Consumer Discretionary Index. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 26, 1998 and that all dividends were reinvested. The Company is included in both indices.

Measurement Period (Fiscal Year Ended)	Tupperware Corporation	S&P 500	S&P Consumer Discretionary Index
12/26/1998	100.00	100.00	100.00
12/25/1999	110.19	120.45	123.67
12/30/2000	139.80	110.32	101.25
12/29/2001	138.40	98.31	105.34
12/28/2002	112.10	75.33	77.80
12/27/2003	133.81	95.99	107.30

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation, attributable to all service in the fiscal years 2003, 2002 and 2001, paid to or deferred by those persons who were, at the end of the 2003 fiscal year, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the “Named Officers”):

Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)(2)	Securities Underlying Options(#)	All Other Compensation ($)(3)
E. V. Goings Chairman and Chief Executive Officer	2003 2002 2001	909,852 907,654 627,480	$282,943 0 0	$435,578 1,745,760 422,601	(4) (4) (4)	175,560 0 0	75,700 172,100 175,100	80,508 78,357 135,724

R. Glenn Drake Group President, North America, Europe, Africa and the Middle East	2003 2002 2001	315,601 289,063 232,963	131,285 142,675 305,910	0 0 0		87,780 94,700 0	3,200 54,500 34,100	37,663 50,166 35,102

David T. Halversen Group President, BeautiControl & Tupperware Latin America	2003 2002 2001	249,480 211,358 202,660	73,297 117,460 0	0 0 0		87,780 0 0	0 17,800 20,000	27,700 217,845 31,084

Michael S. Poteshman Senior Vice President and Chief Financial Officer	2003 2002 2001	185,630 166,747 154,373	196,856 120,190 11,500	263,726 154,931 49,060	(4) (4) (4)	58,520 0 0	20,000 13,000 10,400	23,977 14,689 19,436

Christian E. Skröder (5) Senior Vice President, Worldwide Market Development	2003 2002 2001	399,799 368,758 329,025	65,661 94,978 52,697	0 0 0		29,260 0 0	7,100 20,000 36,800	0 0 0

(1)	Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”) and amounts deferred under the Supplemental Plan (see footnote 3), as well as Code Section 125 contributions to the Flexible Benefits Plan.
(2)	Represents the market value on the date of grant of restricted stock awarded under the Company’s 1996 Incentive Plan. Mr. Skröder’s restricted stock award is under the Company’s 2000 Incentive Plan. The number, vesting schedule and value of restricted stock held at the end of the 2003 fiscal year are as follows:

				Vesting Schedule
Name	Date of Grant	Number of Shares Held	Value ($)	Shares	Date
E.V. Goings	11/19/03	12,000	201,840	12,000	11/19/06
R. Glenn Drake	01/23/02 11/19/03	5,000 6,000	84,100 100,920	5,000 6,000	01/23/05 11/19/06
David T. Halversen	11/19/03	6,000	100,920	6,000	11/19/06
Michael S. Poteshman	11/19/03	4,000	67,280	4,000	11/19/06
Christian E. Skröder	11/19/03	2,000	33,640	2,000	11/19/06

(3)	For 2003, this column includes annual contributions by the Company for Messrs. Goings, Drake, Halversen and Poteshman to the Retirement Savings Plan, and amounts credited by the Company with respect to the such officers to the Company’s Supplemental Plan (which provides benefits to which they would have been entitled under the Retirement Savings Plan, but for the benefit limits imposed by the Code) as follows: Mr. Goings, $13,890 and $66,618; Mr. Drake, $13,890 and $23,773; Mr. Poteshman, $13,890, and $10,087; and Mr. Halversen, $15,390, and $12,310.
(4)	Includes amounts representing imputed income for deemed interest, which Mr. Goings is not obligated to pay under a loan transaction described under the caption “Indebtedness to Management” due to the non-interest bearing nature of the loan, as well as a gain from exercise of a stock option of $1,324,447 in 2002 only. For Mr. Poteshman, this includes primarily expatriate and relocation costs associated with his assignment to the Company’s European headquarters, as well as the value of stock upon the lapse of restrictions on a restricted stock award of $31,380 in 2003, $34,760 in 2002 and $45,060 in 2001.
(5)	Mr. Skröder did not receive a salary increase in 2002 or 2003. These differences are due to the strengthening of the Swiss franc against the U.S. dollar during the three-year period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2003 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted–average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	10,541,377	$19.87	2,466,261
Equity compensation plans not approved by security holders (2)	0	0	0

Total	10,541,377	$19.87	2,466,261

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan and Director Stock Plan.
(2)	The Company has no plans which have not been approved by shareholders.

STOCK OPTIONS

The following tables show option grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company’s 1996 Incentive Plan. The Plan permits the grant of stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
E. V. Goings	75,700	11.09	14.63	11/18/2013	161,158
R. Glenn Drake	3,200	0.47	14.63	11/18/2013	6,812
David T. Halversen	—	—	—	—	—
Michael S. Poteshman	20,000	2.93	14.63	11/18/2013	42,578
Christian E. Skröder	7,100	1.04	14.63	11/18/2013	15,115

(1)	These options will become exercisable 1/3 each year commencing on November 19, 2004. The exercise price of these stock options is the average of the high and low price of the Company’s common stock on the date of grant. The term of each option is 10 years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the fair market value of the common stock in cash.
(2)	The Black-Scholes option pricing model was used assuming a dividend yield of 5.9 percent, a risk-free interest rate of 3.8 percent, an expected stock price volatility based on historical experience of 40 percent and an expected option life based on historical experience of eight years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

Aggregate Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
E. V. Goings	0	0	825,755	748,134	33,846	570,164
R. Glenn Drake	0	0	92,699	160,167	37,201	87,428
David T. Halversen	0	0	106,994	78,467	3,500	48,010
Michael S. Poteshman	0	0	57,928	57,867	2,556	65,458
Christian E. Skröder	0	0	312,710	176,634	3,933	128,488

(1)	Represents the difference between the fair market value of the common stock underlying the option and the exercise price at exercise, or fiscal year-end, as applicable.

Long-Term Incentive Plan Awards

The following table sets forth the long-term incentive opportunity for the three-year cycle of 2003 through 2005 under the Company’s Performance Share Plan. Payment of awards, if any, would occur in 2006 based on actual performance for the three-year period.

Long-Term Incentive Plans – Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans (1)
			Threshold (#)	Target (#)	Maximum (#)
E. V. Goings	40,000	3 years	0	40,000	60,000
R. Glenn Drake	5,000	3 years	0	5,000	7,500
David T. Halversen	5,000	3 years	0	5,000	7,500
Michael S. Poteshman	0	0	0	0	0
Christian E. Skröder	0	0	0	0	0

(1)	This represents a range of performance units at varying levels of Company performance. Payments in cash would be the product of the number of units earned depending upon Company performance in the 3-year period times the average closing stock price over a 60-day period.

The Named Officers participate in the Performance Share Plan under the Corporation’s 2002 Incentive Plan. Financial objectives are based upon three-year cumulative earnings and cash flow before financing activities, subject to adjustment for certain non-recurring items, with every year beginning a new three-year measurement period. The amount of potential bonus awards is based upon a fixed number of shares depending upon the level of the participant.

Retirement Plans

Messrs. Goings, Drake, Halversen and Poteshman (the U.S. “Named Officers”) participate in the Tupperware Corporation Base Retirement Plan (the “Base Plan”) at 1 percent of career average pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years of service for each of the Named Officers are: Mr. Goings, 11.08; Mr. Drake, 19.92; Mr. Halversen 8.83 and Mr. Poteshman, 10.25. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for social security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers are: Mr. Goings, $161,242; Mr. Drake, $100,857; Mr. Halversen, $43,583 and Mr. Poteshman, $89,696. The estimates take into account participation in the Base Plan, any predecessor plan formula, and the Tupperware Supplemental Plan, which provides benefits from general assets of the Company that would otherwise be payable from plans but for the benefit limits imposed by the Code.

Mr. Goings participates in a supplemental executive retirement plan (“SERP”), which provides for benefits at 3 percent of final average SERP pay multiplied by the credited years of service. Final average SERP pay means the highest average cash compensation, taking into account salary plus bonus, over a consecutive three-year period during the last five years of credited service. Mr. Goings has 11.08 years credited service under the SERP, and the estimated annual benefits payable upon retirement at normal retirement age for Mr. Goings are $525,253 after offsetting other company benefits.

Mr. Skröder participates in the Tupperware International Holdings B.V. Pension Plan (the “TEAM pension plan”) at 1.75 percent of pay of the average best five salaries in the final ten years prior to retirement per year of service. Compensation covered by the TEAM pension plan includes salary plus management bonus, but does not include any overtime, commissions or occasional premiums. Mr. Skröder has 15.83 years credited service under the TEAM pension plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Skröder are CHF 228,986. The estimate takes into account participation in the TEAM and Swiss pension plans and any predecessor plan formula.

Compensation of Directors

Non-employee directors of the Company receive (i) an annual retainer fee of $34,000, (ii) an annual stock option grant to purchase 4,000 shares of the Company’s common stock at the fair market value of the common stock on the date of grant, (iii) for committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee) and (iv) a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended.

Such directors receive one-half of their annual retainer fees in stock and the balance, at their election, in stock, cash or a discounted stock option. They may elect to defer payment of all or part of the cash retainer and, at their election, attendance fees, in which event interest is credited at the prime rate. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Common Stock be made to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise not exceeding $2,000.

Change of Control Agreements and Severance Agreement

The Company has entered into a change of control employment agreement (collectively, the “Change of Control Agreements”) with each of its executive officers including the CEO and the Named Officers. The purpose of these agreements is to assure stockholders that the business of the Company will continue with a minimum amount of disruption in the event of a change of control or attempted change of control of the Company. Under the terms of the Change of Control Agreements, a change of control is defined as the acquisition of 15 percent or more of the Company’s Common Stock or voting securities of the Company by a person or group, certain changes in the majority of the Company’s Board, certain mergers involving the Company or the liquidation, dissolution or sale of all or substantially all of the assets of the Company. If within three years of a change of control, the Company terminates any such officer’s employment (other than for cause or disability) or any such officer terminates his employment for good reason, or, during the 30-day period beginning one year after a change of control, any such officer terminates his employment for any reason, such officer will be entitled to, among other things, his or her base salary and pro rata bonus through the date of termination; the amount of any compensation previously deferred and any accrued vacation pay, in each case, to the extent not yet paid; three times the sum of his or her base salary and the greater of any incentive award for the most recently completed fiscal year, and the average of the higher of the actual incentive award and the target incentive award (on a year-by-year basis) for the last three years; and continued participation in the Company’s welfare plans for the remainder of such three-year period (other than medical benefits which will, under certain circumstances, be continued for the lifetime of such officer). Additionally, if any payment or distribution by the Company or any subsidiary or affiliate to an officer who is party to a Change of Control Agreement would be subject to any excise tax as an “excess parachute payment,” then such officer will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by such officer attributable to such additional gross-up payment, such officer is in the same after-tax position as if no excise tax had been imposed on such officer.

A severance agreement was entered into between the Corporation and E.V. Goings pursuant to which Mr. Goings could be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment was terminated without cause. The other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would be reduced on a dollar-for-dollar basis by any amounts paid under a change of control arrangement.

The Board recommends that you vote FOR the election of all of the nominees to the Board of Directors.

2. Proposal to Ratify the Appointment of Independent Auditors

The Audit and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 25, 2004, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent auditors of the Company for fiscal year 2003.

Services performed by PricewaterhouseCoopers LLP as independent auditors for the 2003 fiscal year included, among others: the annual audit of the consolidated financial statements; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements and audits of domestic employee benefit plans; and consultations in connection with various financial reporting, accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if he desires, and to respond to appropriate questions from shareholders.

In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the next fiscal year.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2003 and 2002 and for reviews of the financial statements included in the Company’s related Quarterly Reports on Form 10-Q during fiscal years 2003 and 2002 were $1,894,319 and $1,636,889, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2003 and 2002 were $52,124 and $39,437, respectively. Such fees involved the following activities: employee benefit plan audits, internal control reviews, attestation services and consultations concerning financial accounting and reporting matters in the various countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2003 and 2002 for tax-related services were $1,418,877 and $1,695,815, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2003, $706,033 related to tax compliance services and $712,844 related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of approximately $1,984,700 for tax-related services of other firms in 2003. Such fees included services relating to sales force tax issues, expatriate taxation, value-added taxes, payroll tax issues and income tax defense in major countries of operation.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2003 and 2002 for services other than those described in the preceding paragraphs, were $38,127 and $95,637. Such fees involved assistance provided in completing internal audits.

Compatibility with Independence

The Audit and Corporate Responsibility Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence and concluded that such services were compatible.

Approval of Audit Services

On an annual basis, the Audit and Corporate Responsibility Committee approves the audit services and the fees related thereto to be provided by PricewaterhouseCoopers LLP in advance of the year of service. Any new services proposed to be provided by PricewaterhouseCoopers LLP during the year of service are approved by the Committee in advance of being provided. All such approvals are conducted in accordance with a pre-approval policy adopted by the Committee.

The Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors.

3. Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Notice Requirements

The Company’s By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to submit a proposal to be raised from the floor during the Company’s 2005 annual meeting of shareholders, without it being included in the Company’s proxy soliciting material, should send to the Secretary of the Company a signed notice of intent, including the text of the proposal, to be received no later than March 4, 2005, and no earlier than February 12, 2005. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal included in the Company’s proxy soliciting material relating to the Company’s 2005 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 23, 2004.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses.

Delivery of Documents

Only one annual report to shareholders and proxy statement may be delivered to multiple shareholders of the Company sharing an address unless the Company or its agent have received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, he or she may receive a copy of the documents by contacting the Company’s Secretary at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors

Thomas M. Roehlk

Senior Vice President,

General Counsel and Secretary

Dated: March 25, 2004

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Vote Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Voting by Mail, Complete and Sign the Enclosed Proxy and Return It Promptly in the Accompanying Postpaid Envelope.

Appendix A

TUPPERWARE CORPORATION

Audit and Corporate Responsibility Committee Charter

RESOLVED, that the purposes of the Audit and Corporate Responsibility Committee of Tupperware Corporation shall be (1) to assist the Board of Directors in discharging its responsibilities relating to the oversight of the establishment, maintenance and monitoring of controls over the Corporation’s financial policies, financial statements and disclosure responsibilities (including the production of a report on financial statements, controls, auditor independence and disclosures as may be required for inclusion in the Corporation’s proxy statement to shareholders) in order to assure the integrity of the Company’s financial statements; (2) selection, management, evaluation and replacement of independent auditors (inclusive of audit and non-audit services provided by such auditor) to the Corporation; (3) evaluation of the performance of the Corporation’s internal audit function and its independent auditors; and (4) oversight of the Corporation’s compliance generally with law and regulations, including compliance programs, and its relationships with external constituencies; and further

RESOLVED, that the Committee’s charge is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work; and further

RESOLVED, that the structure and operations of the Committee shall be in accordance with the following:

(1)  the members of the Committee, including a chairperson thereof, shall be appointed by the Board of Directors of the Corporation to serve in accordance with paragraph (2) below, subject to the provisions of Section 3.8 of Article III of the Amended and Restated By-Laws of the Corporation, until the meeting of the Board of Directors occurring at the time of the next annual meeting of shareholders of the Corporation and their successors are chosen;

(2)  a member of the Committee may be appointed or removed by the vote of a majority of the members of the Board of Directors; provided, however, that if a director has been removed for cause by the affirmative vote of the holders of at least 80 percent of the voting power of the Corporation, as contemplated by Section 3.9 of Article III of the Corporation’s Amended and Restated By-Laws, such person shall be deemed to have automatically been removed from the Committee;

(3)  the qualifications for membership on the Committee shall consist of independence (as hereinafter defined) and general satisfaction of qualifications for membership on the Board of Directors of the Corporation as may be in effect at the time of a director’s appointment or election, as the case may be, to the Board of Directors, or if a proposed member of the Committee shall not be a director of the Corporation, such additional qualifications as may be determined by the Board of Directors;

(4)  the Committee shall be composed of at least three members, and two members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee, and in the absence of a quorum the member or members thereof present at any meeting, whether or not constituting a quorum, may unanimously appoint one or more independent members of the Board of Directors to act at the meeting to achieve a quorum;

(5)  in the absence of the chairperson of the Committee at any meeting, the members thereof present at any meeting may unanimously appoint a member of the Committee to serve as interim chairperson for purposes of the meeting;

(6)  the Committee may delegate any duty of the Committee to a subcommittee of the Committee formed by the Committee for the purpose, and composed of at least two members of the Committee;

(7)  all members of the Committee shall be financially literate and at least one member of the committee shall have financial expertise, as such financial terms are interpreted by the Board of Directors to achieve compliance with relevant New York Stock Exchange listing requirements and rules promulgated by the Securities and Exchange Commission;

(8)  all members of the Committee shall meet the independence requirements of the New York Stock Exchange and otherwise satisfy the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended, or the New York Stock Exchange, and no member shall simultaneously serve on the audit committees of more than three public companies, including that of the Corporation;

(9)  the Committee shall meet in person or telephonically as required from time to time in the discretion of the chairperson of the Committee; provided, however, that the Committee shall have four regularly scheduled in-person meetings in a fiscal year;

(10)  the Committee shall meet for such time as may be necessary for the conduct of its business;

(11)  the Committee shall have appropriate liaisons from senior management of the Corporation as the Committee may establish to assist in the conduct of the Committee’s business in light of its duties hereunder;

(12)  the Committee may conduct its business in executive session or in the presence of members of management of the Corporation, including the chief executive officer, the chief financial officer, the management liaisons and the corporate secretary, as the Committee shall determine; provided, however, that the Committee shall, in each regularly-scheduled meeting, meet in executive session with the head of internal audit and the representatives of the independent auditors in attendance;

(13)  the Committee shall establish standing agendas to assure that during the course of its meetings throughout a fiscal year it discharges its duties hereunder, and shall supplement such standing agendas from agenda items from time-to-time as necessary and appropriate in the judgment of the Committee;

(14)  the Committee shall recommend for approval of the Board of Directors such matters involving the scope of the Committee’s responsibilities as may be required by law or prescribed by approval guidelines established by the Board of Directors from time to time;

(15)  the Committee shall be authorized to require written materials on matters brought before the Committee, which materials shall be delivered sufficiently in advance of a meeting to afford the Committee’s careful review and consideration;

(16)  the chairperson of the Committee shall report to the Board of Directors on the proceedings of the Committee’s meetings and its actions by consent; provided, however, that the chairperson shall not be required to obtain the approval of the Board of Directors for those matters approved by the Committee and not otherwise requiring the approval of the Board of Directors under its approval guidelines;

(17)  the Committee shall keep, or cause to be kept, in accordance with Section 3.8 of the Amended and Restated By-Laws of the Corporation, minutes of the meetings of the Committee, which minutes shall be approved by the Committee and filed with the records of the Corporation;

(18)  on an annual basis the Committee shall conduct an evaluation of the performance of the Committee in the context of the duties of the Committee hereunder; and further

RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties with respect to the Corporation’s assets, transactions, financial policies, financial statements and disclosure responsibilities:

(1)  meet with the representatives of the independent auditors of the Corporation and management prior to commencement of the annual audit by the independent auditors for the purpose of reviewing the scope of such audit, and meet again with said representatives subsequent to completion of such audit for the purpose of reviewing the results thereof and management’s representations that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and report thereon to the Board of Directors once satisfied that the independent auditors have represented to the Committee that their audit process did not result in any material violations of generally accepted accounting principles in the Corporation’s books and records;

(2)  discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the review and/or audit of the financial statements, including those covered by Statement on Auditing Standards No. 61;

(3)  review the annual financial statements and other financial information to be included in the Corporation’s Annual Report on Form 10-K, and in the Corporation’s annual report to shareholders, and report thereon to the Board of Directors and, based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations and certifications of management and the report of the independent auditors to the Committee, recommend inclusion of the financial statements in the Annual Report on Form 10-K; provided, however, that the Committee shall be entitled to reasonably rely upon the representations of management and audits by the independent auditors, and shall not be required to perform actual audits to determine that the financial statements are prepared in accordance with accepted accounting principles;

(4)  review the Corporation’s financial statements prior to their inclusion in the Corporation’s Quarterly Reports on Form 10-Q and its earnings press releases;

(5)  prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement regarding the matters required to be contained therein;

(6)  review any recommendations of the independent auditors and the internal auditors of the Corporation with respect to any material weaknesses in the system of internal control followed by the Corporation and its subsidiaries and any material questions or problems with respect to the accounting records, procedures, or operations of the Corporation and its subsidiaries which have not been resolved to such auditors’ satisfaction after having been brought to the attention of management, and report thereon to the Board of Directors;

(7)  review changes in the significant accounting policies of the Corporation and its subsidiaries and the effect, if any, on the Corporation’s financial statements of recent or proposed requirements of the Securities and Exchange Commission, the Financial Accounting Standards Board, or similar bodies, and report thereon to the Board of Directors;

(8)  discuss generally the financial information and earnings guidance provided to analysts and rating agencies, though not necessarily in advance; and

(9)  discuss risk assessment and risk management policies; and further

RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties in respect of independent auditors:

(1)  evaluate, select, manage and replace the independent auditors of the Corporation for each fiscal year, including managing the compensation paid to the independent auditors, with approval of selection by shareholders, and such independent auditors shall be directly accountable to the Committee;

(2)  review the appropriateness of the charges by the independent auditors for auditing services and the effect thereof on their independence, and report thereon to the Board of Directors, and pre-approve any non-auditing services performed by the existing independent auditors and the fees relating thereto;

(3)  obtain and review, at least annually, a report from the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company, including the matters set forth in Independence Standards Board Standard No. 1. The Committee shall discuss with the independent auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the independent auditor;

(4)  set clear hiring policies for employees or former employees of the independent auditors; and

(5)  review with the independent auditor any audit problems or difficulties and management’s response; and further

RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties in respect of the performance of the Corporation’s internal audit function and its independent auditors:

(1)  monitor and oversee management’s process of internal controls and financial reporting, including its procedures for the collection, processing and disclosure of financial and other information externally required by applicable rules and an annual evaluation of the adequacy of such procedures, and the independent auditor’s process of auditing the Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and reporting thereon;

(2)  review the quality and depth of the financial and legal functions worldwide;

(3)  review the function of the Internal Audit Department, its budget, organization, activities and performance, and report thereon to the Board of Directors;

(4)  approve the selection and/or discharge of the head of Internal Audit, which person shall be directly accountable to the Committee notwithstanding any accountability to management which the Committee may permit;

(5)  review the status of tax returns and tax audits; and

(6)  serve as the independent auditors’ and the internal auditors’ access to the Board of Directors with respect to all matters within the scope of such auditors’ authority and, if deemed necessary, direct and supervise investigations into such matters; and further

RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties with respect to compliance with law and regulations and relations with external constituencies:

(1)  adherence to with the Code of Conduct of the Corporation;

(2)  approval of and recommendations to the Board of Directors as to amendments to the Code of Conduct;

(3)  the establishment and adequacy of compliance programs and procedures relating to those topics covered by the Code of Conduct;

(4)  monitor, and report and recommend action to the Board of Directors with regard to the Corporation’s effectiveness in dealing with its various constituencies; and

(5)  establish procedures for (a) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous employee submissions regarding concerns over questionable accounting or auditing matters; and further

RESOLVED, that the Committee shall have the power and authority to undertake investigations into the affairs of the Corporation in the course of conducting the business of the Committee and to retain such outside advisors, professionals, counsel and experts (including independent auditors), and to expend sums for administrative matters, as the Committee shall deem necessary or advisable for the purpose and at the expense of the Corporation at funding levels determined by the Committee; and further

RESOLVED, that the Committee shall review with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function; and further

RESOLVED, that the Committee shall conduct an annual performance evaluation of the Committee.

TUPPERWARE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2004
1:00 p.m.

If you consent to access your proxy information electronically, you may view it by going to Tupperware Corporation's website. You can get there by typing in the following address: http://www.tupperware.com

If you would like to access the proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/tup/

TUPPERWARE CORPORATION
14901 S. Orange Blossom Trail
Orlando, Florida 32837

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2004.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all nominees in item 1 and "FOR" Item 2.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse side for voting instructions

TUPPERWARE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2004

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

VOTING INSTRUCTION CARD

TUPPERWARE CORPORATION

14901 S. Orange Blossom Trail, Orlando, FL 32837

VOTING INSTRUCTIONS TO TRUSTEE FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2004

As a participant in the Tupperware Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation’s common stock at the Corporation’s annual meeting of shareholders to be held on May 12, 2004 and at any adjournment thereof. In this connection, please follow the voting instructions on the reverse side of this card and either vote telephonically, electronically, or sign and date it, and return this card promptly in the postage-paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all of the nominees in Item 1 and to vote FOR Item 2 and, in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Defined Contribution Trust.

☒ Please mark votes as indicated in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

IN ITEM 1 AND “FOR” ITEM 2.

(See reverse side for voting instructions)

COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 11, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/tup/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 11, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Tupperware Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Phone or Internet, please do not mail your Proxy Card

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Item 2.

1. Election of directors:	01 Rita Bornstein 02 E. V. Goings 03 Robert J. Murray	04 Joyce M. Roché 05 M. Anne Szostak	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The Proposal to Ratify the Appointment of Independent Auditors			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below. ☐	Dated:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy.

If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.